Exhibit 23.1





                       CONSENT OF INDEPENDENT AUDITORS



        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-__________, dated October 16, 1997) pertaining to the registration of 75,000 and 925,000 shares of the common stock of Fremont General Corporation reserved for issuance under the Fremont General Corporation Supplemental Retirement Plan and Fremont General Corporation Senior Supplemental Retirement Plan, respectively, of our report dated March 14, 1997, with respect to the consolidated financial statements and schedules of Fremont General Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                            ERNST & YOUNG LLP




Los Angeles, California
October 16, 1997



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